At the Company
Steve Russell, Chairman, or Paul Will, CFO
317-972-7000

CELADON GROUP REPORTS MARCH QUARTER RESULTS

INDIANAPOLIS, IN - April 18, 2005 (BUSINESS WIRE)- Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three and nine months ended March 31, 2005, the third fiscal quarter of the Company’s fiscal year ending June 30, 2005.

For the quarter, operating revenue increased 9.8% to $108.5 million, compared with $98.8 million for the same quarter last year. Net income increased to $2.7 million from $1.4 million and diluted earnings per share increased 59% to $0.27 from $0.17 in the same quarter last year, despite a 25% increase in weighted average shares outstanding primarily as a result of our May 2004 stock offering.

For the nine months, operating revenue increased 9.7%, to $319.8 million, compared with $291.6 million for the same period last year. Net income for the nine months increased to $8.3 million from a loss of $2.6 million. Earnings per diluted share increased to $0.81 from loss per diluted share of $0.34. During the prior year, the Company recognized a $6.9 million, or $0.86 per diluted share, non-cash, after-tax impairment charge related to trailers. Excluding the impairment charge, net income increased 93%, to $8.3 million from $4.3 million in the same period last year.

Chairman and CEO Steve Russell commented on the quarter: "Our company's performance continued to demonstrate significant improvement in the March 2005 quarter, which has traditionally been the most difficult quarter of the year. Income before taxes increased to $4.9 million, or 73% ahead of the March 2004 quarter. Our pre-tax margin on revenue increased to 4.5%, from 2.9% last year. Earnings per share of 27 cents, compared to 17 cents last year, represented our best March quarter in the history of the company. Other aspects included:

•
We have diligently shifted to a broader mix of freight, which has resulted in no single customer representing more than 5% of our revenue. Freight related to new vehicle production is now less than 13% of total revenue.

•	Revenue with our largest customer was reduced by over 50% compared to the March 2004 quarter. Excluding this customer, revenue from all other customers increased by 16%.

•	We have been able to generate rate increases, through a better mix of freight and customer specific rate increases.

•	Excluding fuel surcharge, our average revenue per total mile increased 7.5%, to $1.324 from $1.232.

•	Although fuel costs increased by over 45 cents per gallon, we were able to offset these increases with higher fuel surcharges.

•
The acquisition of certain assets of CX Roberson in January 2005 have been completely integrated. Our technology and effective integration process have enabled us to add over 200 CX tractors and drivers, while only adding two non-driver personnel.

•	Driver turnover was approximately 73%, down from the 2004 calendar year average of 79%.

•	Insurance costs improved, consistent with our previously announced First Place Award as the Safest Fleet in America for fleets with over 100 million miles.

•	Cost controls have continued to be effective. Maintenance costs have trended positively compared to the December 2004 quarter, with a decline of over 7%.

•
Utilization, or miles per week per tractor, declined from last year, in large part due to the integration process of the CX Roberson trucks, as well as a number of acquired trucks that are in the process of sale. Also, demand was somewhat below last year, particularly early in the March quarter.

•
TruckersB2B operating income increased to $340,000, up by 25% from the year earlier earnings of $270,000. We have acquired all minority interests for $2.4 million, and now own 100% of the Company. We acquired the outstanding shares at a valuation of $13 million for TruckersB2B.

The Company also noted that it has continued to reduce balance sheet debt through a combination of cash flow and financing new tractors and trailers under operating leases. Bank debt, which was zero when we paid $22.7 million to acquire the assets of CX Roberson, was reduced to $9.5 million at the end of March 2005. At March 31, the Company had $93.3 million of total stockholders’ equity and $14.8 million in total borrowings and capital lease obligations, net of cash on hand, for a debt-to-capitalization ratio of approximately 14%.

Conference Call Information

An investor conference call is scheduled for Tuesday, April 19, 2005, at 10:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (800) 659-2037 pin number 79731246 at least five minutes prior to the start time. Otherwise, you may listen to the call via website: www.celadontrucking.com (double click on the investor tab). For additional statistical and financial information that may be discussed on the conference call, please visit our website.

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is also the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 18,000 member fleets. Please visit the company’s websites at: www.celadongroup.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," “intends,” expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to anticipated effects of the CX Roberson acquisition, the risks and uncertainties include, but are not limited to, the risk that Celadon will lose key components of the acquired operation, including customers and drivers, none of whom is bound to remain with the acquired operation; the risk that Celadon will not be able to improve the profitability of the acquired operation and operate it near the level of Celadon's profitability; the risk of receiving less than expected for tractors and trailers expected to be disposed of and recording a loss on disposal of such equipment; the risk of unknown liabilities related to the acquired operation; the risk that acquired operation will not be as accretive to earnings per share as expected or at all; and the risk that integrating and managing the acquired operation will distract management from other operations. With respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	March 31, 2005	June 30, 2004
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$699	$356
Trade receivables, net of allowance for doubtful accounts of
$1,935 and $1,945 at March 31, 2005 and June 30, 2004, respectively	52,915	52,248
Drivers' advances and other receivables	2,179	4,476
Prepaid expenses and other current assets	4,612	5,427
Tires in service	3,910	4,368
Deferred income taxes	1,974	1,974
Total current assets	66,289	68,849
Property and equipment, at cost	115,219	102,084
Less accumulated depreciation and amortization	40,147	40,283
Net property and equipment	75,072	61,801
Tires in service	1,874	1,875
Goodwill	19,197	16,702
Other assets	2,112	2,083
Total assets	$164,544	$151,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,432	$6,018
Accrued salaries and benefits	10,083	9,229
Accrued insurance and claims	9,145	7,563
Accrued independent contractor expense	1,323	2,269
Accrued fuel expense	5,256	2,466
Other accrued expenses	13,436	12,945
Current maturities of long-term debt	10,209	2,270
Current maturities of capital lease obligations	1,014	3,040
Income tax payable	1,430	2,941
Total current liabilities	56,328	48,741
Long-term debt, net of current maturities	2,936	6,907
Capital lease obligations, net of current maturities	1,318	2,277
Deferred income taxes	10,673	10,530
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no
shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 12,000,000 shares; issued
10,011,241 and 9,748,970 shares at March 31, 2005 and June 30, 2004	330	322
Additional paid-in capital	88,752	86,588
Retained earnings (deficit)	7,231	(1,036)
Unearned compensation on restricted stock	(859)	(689)
Accumulated other comprehensive loss	(2,190)	(2,355)
Total stockholders’ equity	93,264	82,830
Total liabilities and stockholders’ equity	$164,544	$151,310

Key Operating Statistics

	For the three months ended March 31, 2005	For the three months ended March 31, 2004

Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile(*)	$1.438	$1.332
Average revenue per total mile(*)	$1.324	$1.232
Average revenue per tractor per week (*)	$2,740	$2,696
Average miles per tractor per week	2,069	2,188
Average line-haul tractors	2,400	2,289
Tractors at end of period (**)	2,628	2,634
Trailers at end of period (**)	7,885	7,498
Operating Ratio (***)	95.1%	96.0%
*       Excludes fuel surcharge
**    Total Company Fleet, including tractors supplied by owner-operators and the equipment of our Mexican subsidiary.
*** Operating expenses as a percentage of operating revenue.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,

	2005	2004	2005	2004

Operating revenue	$108,533	$98,822	$319,797	$291,610

Operating expenses:
Salaries, wages and employee benefits	33,015	30,540	98,584	91,205
Fuel	21,093	15,083	57,843	41,014
Operations and maintenance	8,279	7,990	26,086	24,211
Insurance and claims	3,597	4,269	9,927	11,877
Depreciation, amortization and impairment charge (1)	3,939	3,982	10,941	21,234
Revenue equipment rentals	9,041	8,227	25,553	22,002
Purchased transportation	17,318	18,424	55,362	57,773
Costs of products and services sold	1,193	985	3,509	4,109
Professional and consulting fees	784	708	1,809	1,778
Communications and utilities	1,116	1,070	3,170	3,159
Operating taxes and licenses	2,210	1,985	6,390	6,005
General and other operating	1,624	1,650	4,710	5,191
Total operating expenses	$103,209	$94,913	$303,884	$289,558

Operating income	5,324	3,909	15,911	2,052

Other (income) expense:
Interest income	(1)	(7)	(7)	(32)
Interest expense	412	886	1,100	3,047
Other (income) expense, net	2	195	8	235
Income (loss) before income taxes	4,911	2,835	14,810	(1,198)
Income tax expense	2,169	1,464	6,544	1,445
Net income (loss)	$2,742	$1,371	$8,266	$(2,643)

Earnings (loss) per common share:
Diluted earnings (loss) per share	$0.27	$0.17	$0.81	$(0.34)
Basic earnings (loss) per share	$0.27	$0.18	$0.84	$(0.34)

Weighted average number of common shares outstanding:
Diluted	10,317	8,248	10,210	7,760
Basic	10,025	7,788	9,862	7,760

(1) Includes a $9.8 million pre-tax impairment charge on trailers in the nine months ended March 31, 2004.